EXECUTION COPY

___________________________________________________________________________

Operation Number 36384

AMENDMENT AGREEMENT NO. 1 TO

PARTICIPATION INTEREST PLEDGE AGREEMENT

between

CASPIAN REAL ESTATE LIMITED

and

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

Dated 31 March 2009

___________________________________________________________________________

This AMENDMENT AGREEMENT (this "Amendment Agreement") dated 31 March 2009 is made between CASPIAN REAL ESTATE LIMITED, a limited liability company organised and existing under the laws of the British Virgin Islands, having its registered address at Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the "Pledgor"), and EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international organisation organized and existing pursuant to the Agreement Establishing the European Bank for Reconstruction and Development dated 29 May 1990 and located at One Exchange Square, London EC2A 2JN, United Kingdom (the "Pledgeholder").

The Pledgor and the Pledgeholder are referred to herein as the "Parties" and each as a "Party".

RECITALS

WHEREAS:

(A)
The Pledgor and the Pledgeholder have entered into a participation interest pledge agreement dated 15 August 2008 (the "Participation Interest Pledge Agreement") pursuant to which the Pledgor agreed, inter alia, to establish a pledge on the Pledged Assets, including a one hundred per cent. (100%) participation interest in the Borrower, for the benefit of the Pledgeholder and as security for the Secured Obligations;

(B)
The Pledgeholder has made an equity investment in the Borrower through the acquisition of a twenty two per cent. (22%) participation interest in the Borrower and the increase of the Charter capital of the Borrower by the amount of ten million Dollars (USD 10,000,000);

(C)
The Pledgor has made an additional contribution to the Charter capital of the Borrower in the amount of three billion four hundred eighty five million nine hundred sixty eight thousand three hundred forty six Tenge and 25 tiyn (KZT 3,485,968,346.25);

(D)
Thus, as of the date hereof, and following the above mentioned equity investments by the Pledgeholder and the Pledgor, respectively, into the Charter capital of the Borrower, the current distribution of participation interests in the Charter capital of the Borrower is as follows: (i) the Pledgor: seventy eight per cent. (78%) and the Pledgeholder: twenty two per cent. (22%);

(E)
As of the date hereof, the Charter capital of the Borrower is equal to four billion six hundred eighty seven million seven hundred sixty eight thousand three hundred forty six Tenge and 25 tiyn (KZT 4,687,768,346.25) (as may be adjusted from time to time, the "Charter Capital");

(F)	As of the date hereof, the Pledgor is the legal and beneficial owner of seventy eight per cent. (78%) participation interest in the Charter Capital of the Borrower; and

(G)	The Pledgor and the Pledgeholder wish to make certain changes to the Participation Interest Pledge Agreement as set forth below.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01 Definitions

In this Amendment Agreement (including the recitals hereof), terms used and not otherwise defined herein shall have the meanings ascribed to them in the Participation Interest Pledge Agreement.

Section 1.02 Interpretation

In this Amendment Agreement, unless the context otherwise requires:

(a) a reference to "Secured Obligations" or "Pledged Assets" shall include a reference to any part of them.

(b) unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting gender include all gender, and words denoting persons include natural persons, corporations, partnerships, joint ventures, or trusts, unincorporated organisations, authorities or any other entity whether acting in an individual, fiduciary or other capacity, and references to a person include its successors and permitted assigns and/or transferees;

(c) a reference to a specified Article, Section or Schedule shall be construed as a reference to that specified Article, Section of, or Schedule to, this Amendment Agreement;

(d) a reference to an agreement includes any contract, concession, deed, undertaking, instrument or other contractual arrangement, and any annexes, exhibits, schedules thereto, and the side letters or other instruments issued in connection therewith;

(e) a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended, restated, supplemented or novated from time to time;

(f) the headings are inserted for convenience of reference only and shall not affect the interpretation of this Amendment Agreement;

(g) a Default is outstanding or continuing until it has been remedied or waived by the Pledgeholder in writing;

(h) any reference to "law" means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgment, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction;

(i) any reference to a provision of law, statute, rule or regulation is a reference to that provision as from time to time amended or re-enacted;

(j) the terms "include" and "including" shall be deemed to be followed by the words "without limitation" where not so followed; and

(k) all exhibits, supplements and amendments hereto shall form an integral part of this Amendment Agreement.

ARTICLE II.  AMENDMENT TO THE PARTICIPATION INTEREST PLEDGE AGREEMENT

Section 2.01 Variation of Recitals (A)

Recital (A) of the Participation Interest Pledge Agreement shall be amended by deleting it in its entirety and replacing it with the following:

"(A)           As of the date hereof, the Charter Capital of the Borrower is equal to four billion six hundred eighty seven million seven hundred sixty eight thousand three hundred forty six Tenge and 25 tiyn (KZT 4,687,768,346.25) (as may be adjusted from time to time, the "Charter Capital") which has been timely and fully paid and the Participation Interest (as defined below) has been duly registered in the name of the Pledgor;"

Section 2.02 Variation of Recitals (B)

Recital (B) of the Participation Interest Pledge Agreement shall be amended by deleting it in its entirety and replacing it with the following:

"(B)           As of the date hereof, the Pledgor is the legal and beneficial owner of seventy eight per cent. (78%) participation interest in the Borrower (the "Participation Interest");"

Section 2.03 Variation of Sub-Section (a) of Section 5.03 (Rights in the Pledged Assets; No Other Liens)

Sub-Section (a) of Section 5.03 (Rights in the Pledged Assets; No Other Liens) of the Participation Interest Pledge Agreement shall be amended by deleting it in its entirety and replacing it with the following:

"(a)           the Pledged Interest has been duly and validly acquired by the Pledgor in accordance with the requirements of Applicable Law and represents seventy eight per cent. (78%) of the Charter Capital of the Borrower, and there are no liabilities outstanding or to be incurred, or outstanding actions or formalities to be undertaken, by either the Pledgor or the Borrower relating to charter capital contributions to the Borrower;"

Section 2.04 Variation to Sub-Section (a) of Section 6.05 (Limitations)

Sub-Section (a) of Section 6.05 (Limitations) of the Participation Interest Pledge Agreement shall be amended by deleting it in its entirety and replacing it with the following:

"(a)           Unless the Pledgeholder otherwise agrees in writing, subject to the terms and conditions of this Agreement, the Pledgor hereby agrees that during the Security Period, it shall retain free from any Lien (except as created hereby and except for Permitted Liens referred to in Section 6.05(2) of the Loan Agreement, provided that the Borrower will take all such action as is necessary to remove any such Permitted Liens in accordance with the terms of the Loan Agreement), the sole and exclusive legal and beneficial ownership of all rights, title and interest in and to the Pledged Assets, consisting of, inter alia, the Pledged Interest representing, as of the date hereof, seventy eight per cent. (78%) of the Charter Capital of the Borrower and seventy eight per cent. (78%) of the votes exercisable at any general meeting of the participants of the Borrower."

Section 2.05 Variation to Sub-Section (b) of Section 6.05 (Limitations)

Sub-Section (b) of Section 6.05 (Limitations) of the Participation Interest Pledge Agreement shall be amended by deleting it in its entirety and replacing it with the following:

"(b)           The Pledgor shall:

(1)           at all times retain at least a seventy eight per cent. (78%) participation interest in the Borrower and shall take all action required under Applicable Law to ensure that such interest is pledged to the Pledgeholder at all times pursuant to the terms of this Agreement.  If the Charter Capital of the Borrower is adjusted in a manner that is permitted under the Investment Agreement and such adjustment does not alter the percentage of the Pledged Interest, no amendments to this Agreement shall be required.

(2)           subject always to above paragraph (1) and in furtherance thereof, deliver to the Pledgeholder, immediately upon registration of any amendment to the Charter of the Borrower confirming any increase of the Charter Capital of the Borrower, (i) a notarized copy of such registered amendment confirming such increase of the Charter Capital of the Borrower; and (ii) a certified copy of an extract from the Independent Registrar, confirming the increased amount of the Charter Capital of the Borrower and specifying that seventy eight per cent. (78%) of the Pledgor's participation interest in such Charter Capital is pledged to the Pledgeholder under this Agreement."

Section 2.06 Variation to Schedule 1 (Description of Pledged Interest)

Schedule 1 (Description of Pledged Interest) of the Participation Interest Pledge Agreement shall be amended by deleting it in its entirety and replacing it with the following:

"Name of the Borrower (the company in which the Pledgor owns the Pledged Interest): Balykshy L.L.P.

Percentage of the Charter Capital of the Borrower represented by the Pledged Interest: 78%

Pledged Interest Agreed Value:                                                      3,486,368,346.25 Tenge, and as such value may change from time to time"

ARTICLE III. MISCELLANEOUS

Section 3.01 Delivery of Documents

(a) the Pledgor shall deliver, or cause to be delivered as the case may be, to the Pledgeholder (in form and substance satisfactory to the Pledgeholder):

(i)
on the date hereof, a notarized copy of the resolution of the directors of the Pledgor, approving the amendment to the Participation Interest Pledge Agreement and the Pledge over the Pledged Interest and the execution of this Amendment Agreement;

(ii)
within one (1) day of the date hereof, a notarized copy of the excerpt from the register of the participants of the Borrower maintained by the Independent Registrar evidencing that the Pledgor is the registered holder and the legal and beneficial owner of the Pledged Interest, and such other documents and further evidence that the Pledgeholder may reasonably require to confirm that the Pledgor is entitled to pledge the Pledged Assets to the Pledgeholder hereunder and that all legal requirements in connection therewith have been duly satisfied; and

(iii)
on the date hereof, notarized and apostilled instruments executed by the Pledgor consenting to and approving of the right of the Pledgeholder to foreclose on the Pledged Assets and exercise their rights under this Amendment Agreement and the Participation Interest Pledge Agreement (including a right of the Pledgeholder to foreclose on the Pledged Assets under a non-judicial procedure) and waiving or otherwise providing a binding commitment not to exercise (unless the Pledgeholder agrees or requests otherwise) any rights the Pledgor may have under Applicable Law that shall be substantially in the form of Schedule 1 (Form of Letter).

Section 3.02 Representations and Warranties

The Pledgor hereby represents and warrants to the Pledgeholder as follows:

(a) It has the full corporate power, authority and right to execute and deliver, to perform its obligations under, and to grant the Pledge over the Pledged Interest pursuant to this Amendment Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of, and grant of the Pledge over the Pledged Interest. This Amendment Agreement has been duly executed by the duly authorised representatives of the Pledgor and constitutes the valid and legally binding obligation of it enforceable in accordance with its terms;

(b) the execution, delivery and performance of this Amendment Agreement will not violate any applicable law nor will they violate any provision of the Charter of the Pledgor or the Charter of the Borrower, nor conflict with or breach or require any consent under any agreement or instrument to which either the Pledgor or the Borrower is a party or by which either the Pledgor or the Borrower is bound; and

(c) Other than the acts described in Section 3.03 (b) of this Amendment Agreement, no consent, authorization, filing, or other act is required in connection with the execution, delivery, performance, validity, perfection or enforceability of this Amendment Agreement.

Section 3.03 Covenants

The Pledgor hereby covenants to the Pledgeholder and agrees that during the Security Period, it shall do all of the following:

(a) The Pledgor shall keep and maintain, at its sole cost and expense, the Authorisations referred to in Section 3.03 (b) in full force and effect throughout the Security Period (or, if required, effect the renewal of such Authorisations);

(b) The Pledgor shall at its own account within ten (10) Business Days of the execution of this Amendment Agreement, (i) register the Pledge over the Pledged Interest with the Independent Registrar, (ii) ensure that the particulars of the Pledge which have been amended by this Amendment Agreement and a variation of the charge be entered in the Register of Charges maintained by the Pledgor and the Pledgor shall then immediately file such variation of the charge at the Registry of Corporate Affairs in the British Virgin Islands (the "BVI Registry") or elsewhere if required by Applicable Law.  The Pledgor shall ensure that such registration of the variation of the Pledge continues to be a first in time priority in any and all registers or records of the Independent Registrar and at the BVI Registry, to secure the first ranking of the Pledge as contemplated in Section 3.04 (First Ranking Security) and Section 5.01 (First Ranking Pledge) of the Participation Interest Pledge Agreement.  The Pledgor shall within ten (10) Business Days after the registration of the Pledge with the Independent Registrar and at the BVI Registry deliver to the Pledgeholder and permit the Pledgeholder during the Security Period to retain, at the expense and risk of the Pledgor, at any office of the Pledgeholder or with any correspondents or other agents of the Pledgeholder, whether in the United Kingdom, Kazakhstan, British Virgin Islands or elsewhere, the originals of all related certificates, documents and filings confirming such registration.

(c) The Pledgor shall do, authorise and permit to be done each and every other act or thing and agrees to execute any additional documents or instruments which may be deemed necessary by the Pledgeholder to (i) register the Pledge or any modification, amendment or supplement thereto or any other agreement or document that may be requested by the Pledgeholder in order to implement this Amendment Agreement, to protect or preserve the rights, title and interests of the Pledgeholder with respect to the Pledged Assets and for the purpose of enforcing the Pledgeholder's rights under or in connection with the Participation Interest Pledge Agreement and this Amendment Agreement; and (ii) obtain all the consents and authorisations which, in the opinion of the Pledgeholder, are necessary or desirable to comply with Applicable Law with respect to the Pledge.

Section 3.04 Costs

All costs, taxes, charges and duties relating to the Pledge over the Pledged Interest and to the execution, registration, filings, authorizations, consents, notarizations and enforcement of this Amendment Agreement and any of the rights of the Pledgeholder provided for in it shall be borne by the Pledgor.  Provided that if notwithstanding this provision, the Pledgeholder has paid any such costs, taxes, charges or duties, the Pledgor shall immediately upon request of the Pledgeholder, reimburse the Pledgeholder for all such amounts paid in the currency incurred.

Section 3.05 Term of Agreement

The parties hereto agree that this Amendment Agreement shall take effect as of the date hereof.  This Amendment Agreement shall continue in full force until full and irrevocable discharge of the Secured Obligations pursuant to the terms of the Financing Agreements.

Section 3.06 Continuing Agreement

This Amendment Agreement is an integral part of the Participation Interest Pledge Agreement and is supplemental to, and shall be construed as one with the Participation Interest Pledge Agreement.  After execution of this Amendment Agreement by both Parties all references to the Participation Interest Pledge Agreement and/or in the Participation Interest Pledge Agreement to this "Agreement" shall be deemed to be references to the Participation Interest Pledge Agreement as amended hereby starting from the effective date referred to in Section 3.05 (Term of Agreement).  The Parties hereby confirm that the Participation Interest Pledge Agreement remains unchanged and shall continue in full force and effect as expressly amended by this Amendment Agreement.

Section 3.07 Incorporation of provisions of the Participation Interest Pledge Agreement

The provisions of Sections 13.05 (Notices), 13.10 (Arbitration and Jurisdiction), 13.11 (Privileges and Immunities of the Pledgeholder), 13.12 (Waiver and Sovereign Immunity), 13.13 (Reliance) 13.14 (Successor and Assigns) and 13.15 (Rights of Third Parties) of the Participation Interest Pledge Agreement shall be deemed incorporated into and to form part of this Amendment Agreement, as if same were set out herein in full, mutatis mutandis, and (without limitation) as if references therein to "this Agreement" were references to this Amendment Agreement.

Section 3.08 Entire Agreement; Amendment and Waiver

This Amendment Agreement constitute the entire obligations of the Parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction.  Any amendment to, or waiver by the Pledgeholder of any of the terms or conditions of, or consent given by the Pledgeholder under, this Amendment Agreement shall be in writing, signed by the Pledgeholder and, in the case of an amendment, by the Pledgor.

Section 3.09 Indemnities and Expenses

The Pledgor shall be liable to indemnify the Pledgeholder on demand against any loss or expense sustained or incurred by the Pledgeholder as a result of:

(i)	a failure by the Pledgor to perform any of its obligations under this Amendment Agreement; or

(ii)	any representation or warranty made in this Amendment Agreement by the Pledgor having been untrue, incorrect or misleading when made.

Section 3.10 Governing Law

This Amendment Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of Kazakhstan (including any international treaties to which Kazakhstan is a party and which are in force in the territory of Kazakhstan).

Section 3.11 Language and Counterparts

(a)           This Amendment Agreement shall be drawn up and executed in the English language.

(b)           This Amendment Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Amendment Agreement to be executed by its duly authorised representatives as of the date first above written.

Executed by CASPIAN	)
REAL ESTATE LIMITED acting	)
by authorised signatory	)	/s/ Borovinksi A.
Borovinski A. Director CRE
Name:
Title:

Executed by	)
EUROPEAN BANK	)
FOR RECONSTRUCTION	)
AND DEVELOPMENT	)
acting by authorised signatory	)	/s/ J. Dorets
J. Dorets, Associate Banker, EBRD
Name:
Title:

SCHEDULE 1

FORM OF LETTER

[Letterhead of the Pledgor]

[date]

European Bank for Reconstruction and Development
One Exchange Square
London EC2A 2JN
United Kingdom
Operation Number: 36384

Reference is made to the Participation Interest Pledge Agreement, dated 15 August 2008, as amended on [●] March 2009 (the "Pledge Agreement"), entered into among Caspian Real Estate Limited (the "Pledgor") and European Bank for Reconstruction and Development ("EBRD").  We deliver this acknowledgment and commitment to EBRD pursuant to Section 3.06(b)(iii) of the Pledge Agreement.

Capitalised terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Pledge Agreement.

The Pledgor, acting in its capacity as participant of Balykshy L.L.P. (the "Borrower"), does hereby acknowledge and agree with EBRD that EBRD shall be entitled to exercise all its rights, entitlements and remedies, including, but not limited to, their right to foreclose upon the Pledged Assets under a non-judicial sale of the Pledged Assets, all as provided for, and on the terms and conditions set forth, in the Pledge Agreement.

Unless otherwise agreed by EBRD, the Pledgor hereby waives, and otherwise undertakes not to exercise any statutory right, entitlement or privilege granted to the Pledgor under the laws of the Republic of Kazakhstan, including, but not limited to, the right of first refusal, and any other right, entitlement or privilege that may impede, prejudice or otherwise hamper exercise of rights, entitlements and remedies available to EBRD under the Pledge Agreement or by operation of the laws of the Republic of Kazakhstan.

The Pledgor further agrees to indemnify EBRD from and against all damages, losses, costs, expenses, judgments and liabilities incurred or suffered by EBRD, as a result of any breach of the undertaking and agreements set forth herein.

Caspian Real Estate Limited
By: _____________________
Name:
Title: